Exhibit (m)(7)

Form of

ALLIANZ FUNDS MULTI-STRATEGY TRUST

Administrative Services Plan for Administrative Class Shares

Effective Date December 17, 2008

WHEREAS, Allianz Funds Multi-Strategy Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (“shares”) in separate series (each a “Fund” and, collectively, the “Funds”), with each Fund representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust is authorized to issue shares of the Funds in separate classes of shares, one of which is designated the Administrative Class (the “Administrative Class” shares);

WHEREAS, certain shareholders of the Trust may require administrative, recordkeeping, and other services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds;

WHEREAS, issuance of shares of the Funds in a class subject to a fee for the Funds’ cost of providing administrative, recordkeeping, and shareholder services would allocate the Funds’ expense of rendering such services to the shareholders who receive such additional services;

WHEREAS, the Funds with respect to their Administrative Class shares intend to enter into Administrative Services Agreements (each an “Agreement”) pursuant to this Administrative Services Plan (the “Plan”) with various Service Organizations (each a “Service Organization”), either directly or through the Funds’ principal underwriter, Allianz Global Investors Distributors LLC (the “Distributor”) or the Funds’ manager, Allianz Global Investors Fund Management LLC (the “Manager”), pursuant to which the Service Organization will provide certain administrative, recordkeeping and/or shareholder services to its clients, members or customers who purchase shares of the Administrative Class of a Fund;

WHEREAS, the Funds have adopted a multiple-class plan pursuant to Rule 18f-3 under the 1940 Act to permit the issuance of shares in different classes;

WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders;

NOW THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

1. The Trust (or the Manager or Distributor acting as agent of the Trust) shall reimburse a Service Organization with which a Fund (or the Manager or Distributor acting as agent of the Trust), regarding the Administrative Class of a Fund, has an Agreement, for costs and expenses incurred in connection with providing certain administrative services for Administrative Class shareholders, at a rate specified in paragraph 2 below, based upon the average daily net assets of the Fund attributable to the Administrative Class.

2. Subject to the limitations of applicable law and regulations, including rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the Service Organization will be reimbursed monthly for such costs, expenses or payments at an annual rate of up to but not more than 0.25% of the average daily net assets of the Fund attributable to the Administrative Class. Any expense payable hereunder may be carried forward for reimbursement for up to twelve months beyond the date on which it is incurred, subject always to the limit that not more than 0.25% (as stated on an annualized basis) of the Fund’s average daily net assets attributable to the Administrative Class may be used in any month to pay expenses pursuant to the Agreement. An Administrative Class share will incur no interest or carrying charges for expenses carried forward. In the event the Plan is terminated as herein provided, the Administrative Class shall have no liability for expenses that were not reimbursed as of the date of termination. In the absence of an invoice requesting payment for services rendered, the Funds and the Distributor may, as evidence of expenses for which reimbursement is permitted, rely upon the existence of a written agreement specifying that a Service Organization will provide services in exchange for compensation.

3. The payment of fees to a Service Organization is subject to compliance by the Service Organization with the terms of the Agreement between the Service Organization and the Fund (or the Manager or Distributor acting as agent of the Trust). If an Administrative Class shareholder ceases to be a client of a Service Organization that has entered into an Agreement with a Fund (or the Manager or Distributor acting as agent of the Trust), but continues to hold Administrative Class shares, the Service Organization will be entitled to receive a similar payment in respect of the services provided to such investors and/or the provision of certain shareholder services to its customers that invest in the Funds. For the purposes of determining the fees payable under the Plan, the average daily net asset value of the Fund attributable to the Administrative Class shares shall be computed in the manner specified in the Trust’s Declaration of Trust and current prospectus.

4. Services that a Service Organization will provide under an Administrative Services Agreement may include, but are not limited to, the following functions: receiving, aggregating and processing shareholder orders; furnishing shareholder sub-accounting; providing and maintaining elective shareholder services such as check writing and wire transfer services; providing and maintaining pre-authorized investment plans; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; maintaining accounting records for shareholders; answering questions and handling correspondence from shareholders about their accounts; issuing confirmations for transactions by shareholders; and performing similar account administrative services.

5. Any Service Organization entering into an Agreement with the Trust (or with the Distributor or other agent) under this Plan may also enter into a Distribution Agreement with regard to the Administrative Class of a Fund pursuant to a Distribution Plan adopted for such Class. However, in the event the Service Organization enters into both types of agreements, the Service Organization shall not be eligible to receive fees under more than one agreement with respect to the same assets. The Trust (or the Distributor or other person, acting as the Trust’s agent) under this Plan may enter into more than one Administrative Services Agreement for its Administrative Class shares, with different Service Organizations providing services to different groups of shareholders.

6. The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Plan Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

7. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 6.

8. Any person authorized to direct the disposition of monies paid or payable by an Administrative Class share pursuant to the Plan or any related agreement shall provide to the Trust’s Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

9. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Trustees, on not more than sixty (60) days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

10. The Plan may be amended at any time with respect to a Fund by the Board of Trustees, provided that any amendment to increase materially the costs that the Administrative Class shares may bear for administrative services pursuant to the Plan shall be effective only upon approval as provided in paragraph 6 hereof.

11. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust will be committed to the discretion of the Trustees who are not interested persons.

12. The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 8 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

13. It is understood and expressly stipulated that neither the holders of shares of any Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

IN WITNESS WHEREOF, the Trust has adopted this Administrative Services Plan effective as of the date first written above.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer